UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2012

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-175883	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3200 N. Hayden Road, Suite 235, Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(480) 641-4790

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01         Entry into a Material Definitive Agreement

On October 1, 2012, we entered into a license agreement and a sales agency agreement with GD Glottech International Ltd., a company formed under the laws of Ireland, regarding Glottech’s proprietary and patented mechanical ultrasound technology for use in water purification in the process of separation of salt and other minerals from lithium bearing brine produced from oil and gas operations. The license agreement and sales agency agreement expands and replaces all prior agreements among our Company, GD Glottech International Ltd. and Glottech USA, LLC regarding our rights to use and sell the mechanical ultrasound technology, including our letter of intent dated November 18, 2012, and our option agreement dated August 14, 2012.

Pursuant to the sales agency agreement we have been appointed as sales agent for the patented mechanical ultrasound technology within Canada. Our appointment will be exclusive within the field of non petro-chemical mining and non-exclusive in all other fields of use. In consideration of the sales agency rights, we have agreed to issue to GD Glottech 2,000,000 common shares in our capital stock, which obligation has been satisfied through the transfer to GD Glottech of 2,000,000 shares held by our Chief Executive Officer and Director, Alex Walsh. We will receive a royalty in respect of sales of the technology secured by us. The term of the initial agreement will be for 5 years with the possibility of extension if sales targets are achieved.

Pursuant to the license agreement, we have obtained the exclusive right to use the mechanical ultrasound technology within the field of non petro-chemical mining within the territory of Canada. We may also sublicense our rights under the license in respect of 1 or more units of the technology to any entity operating within the field of use in which we own or beneficially own at least a 20% equity interest. Glottech has agreed to supply us with up to 5 technology units per 12-month period from the effective date of the license term, which will start from the month of delivery of the unit of the technology. The 1st unit of the technology provided under the license will be provided at no additional cost to us and subsequent units shall be subject to a fee based on the then current retail price of the units. If we sublicense any of our rights, the term of the applicable license will be for 5 years from the date the applicable unit is delivered. Pursuant to the license agreement, Glottech shall provide ongoing technical assistance and training in respect of our use of the technology at our cost.

In consideration of the license, we will pay to Glottech a royalty based on the tonnage of water produced by our use of the technology in accordance with the agreement. A minimum annual royalty will be applicable. The term of the license agreement shall be for an initial period of 5 years and shall be renewable for additional terms of 5 years provided that we satisfy the minimum royalty requirements during each period. The description of the license agreement and the sales agency agreement contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the copy of the license agreement and the sales agency agreement are attached hereto as exhibits, and which is incorporated herein by reference.

Item 9.01         Financial Statement and Exhibits

10.1	License Agreement with GD Glottech International Ltd. dated October 1, 2012*

10.2	Sales Agreement with GD Glottech International Ltd. dated October 1, 2012*

10.3	Letter of Intent dated November 18, 2011with GD Glottech International Ltd. and Glottech USA, LLC (incorporated by reference as exhibit 10.1 of our Current Report on Form 8-K filed November 21, 2011.

10.4	Option Agreement dated August 14, 2012 with GD Glottech International (incorporated by reference as exhibit 10.1 of our Current Report on Form 8-K filed November 18, 2011).

* Certain parts of this document have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and are subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alexander Walsh
Alexander Walsh
President and Director
Dated: October 10, 2012